UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 4, 2013

OPEXA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Texas	001-33004	76-0333165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2635 Technology Forest Blvd., The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On February 4, 2013, Opexa Therapeutics, Inc. (the “Company”) entered into an Option and License Agreement (the “Agreement”) with Ares Trading SA (“Merck”), a wholly owned subsidiary of Merck Serono S.A.  Pursuant to the Agreement, Merck has an option (the “Option”) to acquire an exclusive, worldwide (excluding Japan) license of the Company’s Tcelna™ program for the treatment of multiple sclerosis (“MS”).  Tcelna is currently in a Phase IIb clinical trial in patients with Secondary Progressive MS (“SPMS”). The Option may be exercised by Merck prior to or upon the Company’s completion of the Phase IIb Trial.

Under the terms of the Agreement, the Company will receive an upfront payment of $5 million for granting the Option. If the Option is exercised, Merck would pay the Company an upfront license fee of $25 million unless Merck is unable to advance directly into a Phase III clinical trial of Tcelna for SPMS without a further Phase II clinical trial (as determined by Merck), in which event the upfront license fee would be $15 million. After exercising the Option, Merck would be solely responsible for funding development, regulatory and commercialization activities for Tcelna in MS, although the Company would retain an option to co-fund certain development in exchange for increased royalty rates.  The Company would also retain rights to Tcelna in Japan, certain rights with respect to the manufacture of Tcelna, and rights outside of MS.

Based upon the achievement of development and commercial milestones by Merck for Tcelna in SPMS and relapsing remitting MS (“RRMS”), the Company would be eligible to receive one-time milestone payments totaling up to $195 million.

If Tcelna receives regulatory approval and is commercialized by Merck, the Company would be eligible to receive royalties pursuant to a tiered structure at rates ranging from high single digits to mid teens of annual net sales. Any royalties would be subject to offset or reduction in various situations, including if third party rights are required or if patent protection is not available in an applicable jurisdiction. Opexa would also be responsible for royalty obligations to certain third parties, such as Baylor University from which Opexa originally licensed related technology. If Opexa exercises its option to co-fund certain of Merck’s development, the royalty rates payable by Merck would be increased.

The Agreement is attached hereto as Exhibit 10.1 to provide security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company.  The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement.

The foregoing description of the transactions contemplated by the Agreement as well as the Agreement itself does not purport to be complete and is qualified in its entirety by reference to the Exhibit.

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Item 7.01     Other Events.

On February 5, 2013, the Company issued a press release announcing execution of the Agreement described above in Item 1.01.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.           Description

10.1†	Option and License Agreement, dated February 4, 2013, by and between Ares Trading SA, a wholly owned subsidiary of Merck Serono S.A., and Opexa Therapeutics, Inc.

99.1	Press Release issued by Opexa Therapeutics, Inc. on February 5, 2013.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section, nor be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.
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†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has  duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 5, 2013		OPEXA THERAPEUTICS, INC.

	By:	/s/ Neil K. Warma
Neil K. Warma
President & Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.           Description

10.1†	Option and License Agreement, dated February 4, 2013, by and between Ares Trading SA, a wholly owned subsidiary of Merck Serono S.A., and Opexa Therapeutics, Inc.

99.1	Press Release issued by Opexa Therapeutics, Inc. on February 5, 2013.
__________________

†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.